Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of AYRO, Inc. on Form S-3 (File No.’s 333-236330, 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, 333-227858, 333-240314, 333-248543 and 333-251001) and Form S-8 (File No.’s 333-128488, 333-158232, 333-216145, 333-225790, 333-240316 and 333-251029) of our report dated March 23, 2022, with respect to our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the two year period ended December 31, 2021 which was included in the Company’s Annual Report on Form 10-K filed on March 23, 2022.

/s/ Friedman LLP

FRIEDMAN LLP
East Hanover, NJ
March 23, 2022